Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 20, 2016, relating to the financial statements and financial highlights which appear in the November 30, 2015 Annual Report to Shareholders of Sentinel Sustainable Mid Cap Opportunities Fund and Sentinel Sustainable Core Opportunities Fund which are also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Agreement and Plan of Reorganization” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

January 22, 2016